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                                                                   EXHIBIT 10.40

                              CONSULTING AGREEMENT

                         Effective Date: April 30, 1997

         THIS CONSULTING AGREEMENT (the "Agreement") is made by and between ChemTrak, Inc. ("Company"), a Delaware corporation, Parent's Alert, Inc., a Georgia corporation ("Parent's Alert") and Sunny Cloud, an individual ("Consultant").

         1. ENGAGEMENT OF SERVICES. The Company hereby engages Parent's Alert to provide such consulting services as the Company may request from time to time in connection with the promotion, marketing, distribution and sale of home drug test kits. Parent's Alert shall provide such services through Consultant. Consultant agrees to make herself available to the Company to perform such services, at times and places to be mutually agreed upon, for up to twenty (20) hours per week during the first 6 months after the Effective Date of this Agreement, and for up to fifteen (15) hours per week thereafter. Consultant agrees to perform such services in a professional manner consistent with the directions of the Company.

         2. COMPENSATION. Company will pay Parent's Alert a monthly consulting fee of [*]. Payment of Parent's Alert's fees will be made within ten (10) days after the end of each calendar month during the term of this Agreement (and be prorated for the first and last month hereunder). If Consultant performs services at the request of the Company for more than [*] per quarter during the term of this Agreement, the Company shall pay Consultant at a rate of [*] for each hour over [*]. Consultant shall be responsible for documenting her time spent performing services and reporting such time to the Company on a monthly basis. Any report submitted by Consultant, which the Company does not reject within ten (10) business days of receipt shall be deemed accepted. Reported compensable time may include, but shall not be limited to, travel time, preparation time, phone time and time spent on administration.

         3. EXPENSES. Consultant will be reimbursed for travel and other expenses incurred while performing services. The Company shall establish and maintain an expense account of [*] from which Consultant may draw expense advances, for expenses pre-approved by the Company. The Company shall replenish the expense account upon submission by Consultant of verification of approved expenses actually incurred.

         4. OWNERSHIP OF WORK PRODUCT. Parent's Alert and Consultant hereby assign to the Company all right, title and interest in and to any work product (the "Work Product") created by Consultant, or to which consultant contributes, which is related to the Products (as defined in the License Agreement between Company and Parent's Alert of even date herewith (the "License Agreement"), including all copyrights, trademarks and other intellectual property rights contained therein. Notwithstanding the foregoing, Parent's Alert and Consultant shall own all right title and interest in and to any work product unrelated to the Products, including all copyrights, trademarks and other intellectual property rights contained therein.


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         5. INDEPENDENT CONTRACTOR RELATIONSHIP. The relationship of Parent's
Alert and Consultant with Company is that of independent contractors, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. Consultant will not be entitled to any of the benefits which Company may make available to its employees, including, but not limited to, group health or life insurance, profit-sharing or retirement benefits. Neither Parent's Alert nor Consultant is authorized to make any representation, contract or commitment on behalf of Company unless specifically requested or authorized in writing to do so by a Company officer. Parent's Alert is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement. Parent's Alert and Consultant are solely responsible for, and must maintain adequate records of, expenses.incurred in the course of performing services under this Agreement. No part of Parent's Alert's compensation will be subject to withholding by Company for the payment of any social security, federal, state or any other employee payroll taxes. Company will regularly report amounts paid to Parent's Alert by filing Form 1099-MISC with the Internal Revenue Service as required by law.

         6. NO CONFLICT OF INTEREST. During the term of this Agreement, Parent's Alert and Consultant will not engage in any activities independently, accept work, enter into a contract, or accept an obligation from any third party relating to the marketing and sale of products for in-home testing for use of drugs of abuse including but not limited to, [*] ("Home Drug Testing Products"). Consultant warrants that there is no other contract or duty on its part inconsistent with this Agreement, including but not limited to any contract with or duty to Parent's Alert, Inc.

         7. TERM AND TERMINATION.

                  7.1 TERM. The initial term of this Agreement is for three (3) years from the Effective Date set forth above, unless earlier terminated as provided in this Agreement. This Agreement shall be renewed automatically for successive one-year terms unless either Parent's Alert or the Company gives the other written notice of its intent to terminate the Agreement sixty (60) days prior to the expiration of the initial term or any renewal term; and further provided that the fees payable under paragraph 2 above shall be increased by [*] in year four of the Agreement and by an additional [*] in year five of the Agreement and [*] thereafter.

                  7.2 TERMINATION BY COMPANY. The Company may terminate this Agreement at any time if the License Agreement is terminated by either party pursuant to Section 8 of the License Agreement. Company also may terminate this
Agreement: (i) upon forty-five (45) days written notice in the event of a material breach by Consultant of this Agreement, provided that, such breach remains uncured at the end of such forty-five (45) day period; or (ii) immediately upon Consultant's material breach of Section 8 ("Noninterference with Business"). The Company


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also may terminate this Agreement at any time for any other reason, provided that Company makes the [*] payments to Parent's Alert provided for in Section 2 for [*].

                  7.3 TERMINATION BY PARENT'S ALERT. Parent's Alert may terminate this Agreement if the License Agreement is terminated pursuant to
Section 8(a) of the License Agreement as a result of a material breach by the Company provided that such breach remains uncured at the end of the forty-five
(45) day cure period, or in the event that the License Agreement is terminated by the Company pursuant to Section 8(f) thereof. In either such event, Company shall be obligated to make the [*] payments to Parent's Alert provided for in
Section 2 for [*].

                  7.4 SURVIVAL. The rights and obligations contained in Section 2 ("Ownership of Work Product"), 5 ("Confidential Information.) and 8 ("Noninterference of Business") will survive any termination or expiration of this Agreement.

         8. NONINTERFERENCE WITH BUSINESS. During this Agreement, and for a period of two years immediately following its termination, each party agrees not to disparage the business of any other party or its products or services in any manner.

         9. CONFIDENTIAL INFORMATION

                  9.1 CONFIDENTIAL INFORMATION. During the term of this Agreement, and for a period of five (5) years after expiration or termination thereof, Consultant will maintain all Confidential Information in trust and confidence and will not disclose any such Confidential Information to any third party or use any Confidential Information for any unauthorized purpose. "Confidential Information" shall mean all information provided by ChemTrak to Consultant that is identified in writing as confidential, including but not limited to ChemTrak sales information. Consultant may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement. Confidential Information shall not be used for any purpose or in any manner that would constitute a violation of any laws or regulations, including without limitation, the export control laws of the United States. Confidential Information shall not be reproduced in any form except as required to accomplish the intent of this Agreement. No Confidential Information shall be disclosed to any employee, agent, or consultant who does not have a need for such information. To the extent that disclosure is authorized by this Agreement, Consultant will obtain prior agreement from her employees, agents, consultants, or other parties to whom disclosure is to be made to hold in confidence and not make use of such information for any purpose other than those permitted by this Agreement. Consultant will promptly notify ChemTrak upon discovery of any unauthorized use or disclosure of the Confidential Information.

                  9.2 EXCEPTIONS. Confidential Information shall not include any information which:


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                      (a) is now, or hereafter becomes, through no act or
failure to act on the part of Consultant, generally known or available, or

                      (b) is the subject of a written permission to disclose provided by ChemTrak.

Consultant agrees that the material financial terms of this Agreement will be considered Confidential Information of both parties. Notwithstanding the foregoing, Parent's Alert may disclose both the existence of this Agreement and the terms thereof to bona fide prospective investors, corporate partners, lenders and bona fide potential Sublicensees; in connection with any such disclosure, Parent's Alert will use its best efforts to secure confidential treatment of such information.

                  9.3 Authorized Disclosure. Notwithstanding any other Provision of this Agreement, Consultant may disclose Confidential Information if such disclosure:

                      (a) is in response to a valid order of a court or other governmental body of the United States or any political subdivision thereof; provided, however, that Consultant shall first have given notice to ChemTrak and shall have made a reasonable effort to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued; or

                      (b) is otherwise required by law.

         10. SUCCESSORS AND ASSIGNS. Parent's Alert may not subcontract or otherwise delegate its obligations under this Agreement without Company's prior written consent. Subject to the foregoing, this Agreement will be for the benefit of Company's successors and assigns, and will be binding on Consultant's assignees.

         11. GOVERNING LAW AND DISPUTE RESOLUTION. This Agreement shall be governed in all respects by the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. The parties agree that personal jurisdiction and venue shall be proper in state and federal courts in Cobb and Fulton Counties, Georgia, in all lawsuits relating to or arising out of this Agreement. The parties hereby waive any defense of improper personal jurisdiction or venue in these courts.

         12. SEVERABILITY. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

         13. WAIVER. The waiver by Company of a breach of any provision of this Agreement by Consultant shall not operate or be construed as a waiver of any other or subsequent breach by Consultant.



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         14. NOTICES. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed or sent by facsimile, or sent by certified, registered or express mail, postage prepaid and shall be deemed given when so delivered personally, telegraphed or telexed or sent by facsimile or computer transmission, or if mailed, five (5) days after the date of mailing, as follows:

                  If to Company to:
                  ChemTrak Inc.
                  929 East Arques Avenue
                  Sunnyvale, CA 94086-4520
                  ATTN: Mr. Edward F. Covell
                  President and Chief Executive Officer
                  Telephone: (408) 773-8156
                  Facsimile: (408) 773-6151

                  With a copy to:

                  Cooley Godward LLP
                  Five Palo Alto Square
                  3000 El Camino Real
                  Palo Alto, California 94306-2155
                  ATTN: Alan C. Mendelson. Esq.
                  Telephone: (415) 843-5000
                  Facsimile: (415) 857-0663

                  If to Parent's Alert:

                  Parent's Alert
                  Suite 500, 1900 The Exchange
                  Atlanta, Georgia 30339-2022
                  ATTN: Mr. James L. Rhoden, Jr., Vice President
                  Telephone: (770) 953-1225
                  Facsimile: (770) 951-7587
                                    and
                  Parent's Alert, Inc.
                  P.O. Box 724146
                  Atlanta, Georgia 31139-1146
                  ATTN: Ms. Sunny L. Cloud, President
                  Telephone: (770) 953-1125
                  Facsimile: (770) 955-5338


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                  With a copy to:

                  Paul, Hastings, Janofsky & Walker LLP
                  Suite 2400, 600 Peachtree Street, NE
                  Atlanta, Georgia 30308-2222
                  ATTN: W. Andrew Scott, Esq.
                  Telephone: (404) 815-2400
                  Facsimile: (404) 815-2424

         15. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. Company and Consultant acknowledge that certain other rights and obligations relating to the home drug test kit have been agreed to between Company and Parent's Alert, Inc. in the License Agreement. The terms of this Agreement will govern all services undertaken by Consultant for Company. This Agreement may only be changed by mutual agreement of authorized representatives of the parties in writing.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


CHEMTRAK, INC.
                                          SUNNY CLOUD

By:_________________________________      Signature:____________________________

Name:_______________________________      Address:______________________________

Title:______________________________      ______________________________________

Address: 929 E. Arques Avenue
         Sunnyvale, CA 94086-4520         PARENT'S ALERT, INC.

                                          By:___________________________________

                                          Name:_________________________________

                                          Title:________________________________